Exhibit 99.1

For Immediate Release

Cypress Now the Leading Internet of Things Supplier with Acquisition of Broadcom’s Wireless IoT Business

Completion of $550 Million Deal Positions Cypress as the Only Company with State-of-the-Art Wireless Radios, MCUs, Memories and PMICs for Embedded IoT Systems

SAN JOSE, Calif., July 5, 2016 – Cypress Semiconductor Corp. (Nasdaq: CY) today announced that it has closed its previously announced acquisition of the Wireless Internet of Things (IoT) business and related assets of Broadcom Limited in an all-cash transaction valued at $550 million. Cypress now offers state-of-the-art Wi-Fi, Bluetooth® and ZigBee® IoT product lines, along with supporting intellectual property and the WICED™ brand Software Development Kit (SDK), developer ecosystem and community. These technologies, combined with Cypress’s existing microcontroller (MCU), PSoC® programmable system-on-chip, analog and memory products, provide customers with complete solutions for connected embedded systems in its key automotive and industrial markets. The low-power products also position Cypress as a leader in the high-growth consumer IoT market, a segment that includes wearable electronics and home automation solutions. More information on Cypress’s IoT portfolio is available at http://www.cypress.com/welcome-iot.

“The world’s leading innovators across the automotive, industrial and consumer markets are looking to connect their products, and starting today with the close of this acquisition, Cypress is now an IoT leader that can offer customers the industry’s most advanced wireless radios and the ability to design products and get to market faster with the support of our WICED SDK and developer ecosystem,” said Badri Kothandaraman, Executive Vice President of Cypress’s Data Communications Division, which now includes the IoT Business Unit. “We are making world-class wireless radio technology used by top device manufacturers available to our broad, global customer base, adding to the versatility of our existing embedded solutions portfolio.”

“When it comes to supporting customers in the fast-growing IoT market, there is no one-size-fits-all approach; you need a scalable platform that allows for innovation,” said Stephen DiFranco, Senior Vice President of the IoT Business Unit at Cypress and former General

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Manager of Broadcom IoT. “WICED delivers a uniquely scalable ecosystem of module makers, value-added resellers (VARs), technology partners and ODMs to developers, along with the ability to quickly customize solutions for everything from connected cars to industrial automation equipment to wearables to smart home appliances. With Cypress’s established track record as a supplier of MCUs, memories and Power Management ICs (PMICs) in the various segments these products represent, we are excited by the significant cross-selling opportunities now open to us.” More information on Cypress’s WICED community is available at http://www.cypress.com/wicedcommunity.

Technology Roadmap and Radio Integration

The Cypress wireless radio portfolio includes products based on advanced 40nm process technology, and the company is developing next-generation products on smaller, ultra-low-power technology nodes. This technology enables unparalleled integration of multiple radios that will allow Cypress to expand its wireless combinations, including its Wi-Fi and Bluetooth offerings that are ideal for a broad range of IoT products.

“Our multi-protocol Wi-Fi and Bluetooth products provide exceptional system value to our customers,” added Kothandaraman. “We will continue to expand these offerings, and we will also look at ways to integrate our radios with our ARM®-based PSoC programmable system-on-chip and MCU solutions, building on the success of our PSoC 4 BLE chips and EZ-BLE™ modules.”

Driving Connected Cars

Cypress now holds a leadership position in connected cars with more than a decade of delivering industry firsts, including the first Bluetooth and first Wi-Fi in vehicles. The Cypress portfolio is now the first to offer Wi-Fi-Bluetooth combinations to upgrade legacy Bluetooth audio with Internet connectivity, and it includes the first simultaneous 2.4-GHz and 5-GHz 802.11ac radios.

“Our robust automotive-grade wireless portfolio is transforming the connected car experience by powering simultaneous usage of multiple displays and media sharing,” added DiFranco. “In addition to Internet connectivity, our radios fit right in with Cypress’s Traveo™ automotive MCUs and high-performance flash memories that enable firmware over-the-air updates, which greatly reduce implementation costs and save car owners a trip to a dealership mechanic.”

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About Cypress

Founded in 1982, Cypress is the leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products. Cypress’s programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with the best support and engineering resources on the planet enabling innovators and out-of-the-box thinkers to disrupt markets and create new product categories in record time. To learn more, go to www.cypress.com.

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Cypress, the Cypress logo and PSoC are registered trademarks and WICED, EZ-BLE and Traveo are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.

Cypress Contacts

Investors

Rahul Mathur

Senior Vice President, Finance

(408) 943-4729

rahul.mathur@cypress.com

Media

Samer Bahou

PR Manager

(408) 232-4552

samer.bahou@cypress.com

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